Exhibit 99.1

Renee Sabel
Frost
210.220.5416
or
Stuart Wade
Fleishman-Hillard
512-751-1142

FOR IMMEDIATE RELEASE

July 29, 2010

CULLEN/FROST BANKERS, INC. BOARD NAMES

FORMER EXXON MOBIL GENERAL COUNSEL

CHARLES MATTHEWS A HOUSTON DIRECTOR

SAN ANTONIO – Charles W. Matthews, former general counsel of Exxon and Exxon Mobil Corporation, has been named to the board of directors of Cullen/Frost Bankers, Inc., the financial holding company of Frost, as a Houston director.

Matthews spent his entire career at Exxon, the world’s largest energy company, joining the company’s law department in 1971 and rising to become vice president and general counsel of Exxon Mobil Corporation. Among many career highlights, he was responsible for coordinating the legal and regulatory efforts to facilitate the merger between Exxon Corporation and Mobil Corporation. As general counsel, he oversaw the company’s law department, consisting of more than 460 lawyers with offices in 40 countries. He was the 11th general counsel in Exxon’s 125-year history. Matthews retired from Exxon Mobil Corporation earlier this year and is a native Houstonian.

“Not only does Charles Matthews bring tremendous depth of experience and unparalleled expertise to our board; he also fits well with our corporate culture,” said Dick Evans, chairman and CEO of Cullen/Frost Bankers, Inc. in announcing the appointment. “He was part of the executive management team of one of the world’s largest corporations for many years. We are extremely pleased to welcome him as a Houston director.”

A 1967 graduate of the University of Texas at Austin, Matthews earned a J.D. degree from the University of Houston. He is an active member of the American, Texas, Houston and Dallas Bar Associations and a Bar Foundation Fellow. He serves on the board of the National Center for State Courts and has served as co-chair of its General Counsel Committee. He serves on the board of The Center for American and International Law, where he has served as vice-chairman, and on the board of the Texas Judicial Foundation and also served on the board of the Texas Center for Legal Ethics and Professionalism. He is also a former member of the board of overseers of the Rand Institute for Civil Justice. In 2008, the Texas Supreme Court appointed him for a second term as Commissioner of the Texas Access to Justice Commission.

Matthews has served as a national trustee for the Southwestern Region of The Boys and Girls Clubs of America and received the organization’s Chairman’s Award and National Service to Youth Award. He has also served on the board of directors of the AT&T Cotton Bowl. He is a member of the advisory board and the past chairman of the University of Houston Law Foundation. He is chair-elect of the University of Texas Development board and is a member of the board of the University of Texas System Foundation.

He is a recipient of the Distinguished Alumni Award from the University of Houston as well as the Alumnus of the Year Award from the University of Houston Law Center. Matthews received the Robert H. Dedman award for Ethics and Law by the Dedman School of Law at SMU and the DFW Texas General Counsel Forum. The National Judicial College, where he serves as a member of the Board of Visitors, has established a Judicial Scholarship in his honor.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with assets of $17.1 billion at June 30, 2010. The corporation provides a full range of commercial and consumer banking products, investment and brokerage services, insurance products and investment banking services. Frost operates more than 110 financial centers across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost is the largest Texas-based banking organization that operates only in Texas, with a legacy of helping clients with their financial needs during three centuries.

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